Corporate Affairs Group, 130 Liberty Street, New York
Mailing Address: P.O. Box 318, Church Street Station,
New York, N.Y. 10008-0318

Bankers Trust New York Corporation
News Release
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For Release: WOLFENSOHN & CO., INC.  TO MERGE WITH BANKERS TRUST

     New York, May 22, 1996 -- Bankers Trust announced today that Wolfensohn & Co., Inc., a global leader in the merger, acquisition and corporate advisory businesses, will merge with Bankers Trust. The merger will create the BT-Wolfensohn M&A and Corporate Advisory Group within Bankers Trust by incorporating Bankers Trust's M&A Group into the Wolfensohn organization.

     Paul A. Volcker, the former chairman of the Federal Reserve Board and the current chairman of Wolfensohn & Co., will join the Board of Directors of Bankers Trust Company and its parent, Bankers Trust New York Corporation, subject to appropriate approvals. In addition, Mr. Volcker will serve as a consultant to the chairman and other senior executives of Bankers Trust.

     "We are extremely pleased to make today's announcement. This merger will bring to Bankers Trust a premier client relationship firm and the ability to expand dramatically our capabilities in the global merger, acquisition and restructuring business," said Frank
N. Newman, chairman and chief executive officer of Bankers Trust. "The merger also marks a major milestone in Bankers Trust's commitment to client relationships, which will be enhanced by the extraordinary advisory and M&A skills of our new partners. I look forward to the BT-Wolfensohn Group continuing the longstanding tradition of providing top quality, objective advice to clients.

     "We are also extremely happy with the prospect that Paul
Volcker will join our Board of Directors. His insights, wisdom and counsel will be of great value to the firm," Mr. Newman added.
"And we enthusiastically welcome the Wolfensohn partners, associates and staff to Bankers Trust."

     "The changes that Frank Newman is initiating at Bankers Trust are transformational and the opportunity for my colleagues to play a major role in accelerating those changes is both important and challenging," said Mr. Volcker. "This is clearly a case of complementary skills enhancing the opportunities and values of both companies."

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     Ray Golden, the current president of Wolfensohn & Co., will become chairman of the BT-Wolfensohn Group. Jeffrey Goldstein and Glen Lewy, currently vice chairmen of Wolfensohn & Co., will become vice chairmen of the BT-Wolfensohn Group, and each of the three will be appointed to the Operating Committee of Bankers Trust. The six other partners of Wolfensohn & Co. will join Bankers Trust as managing directors and members of the Partner Group.

     Wolfensohn & Co. was formed in 1981. It has ten partners and approximately 55 professionals. The partners, in addition to Messrs. Volcker, Golden, Goldstein and Lewy, are Maureen A. Hayes, Peter Nager, Stephen A. Oxman, Stuart W. Ray, Elliot K. Slade III and H. Marshall Sonenshine. Also, Roger Baumann, Jose Berrocal, Thomas Kang, Monte Koch and Nami Park will become managing directors of Bankers Trust at the consummation of the merger.

     Based on assignments completed in 1995, the combination of Wolfensohn's and Bankers Trust's global mergers and acquisitions businesses would have ranked seventh among global M&A advisory firms, with transactions valued at more than $50 billion.

     The acquisition is subject to regulatory approval and is expected to close during the third quarter of 1996. Financial terms of the transaction, which are not material to Bankers Trust, were not disclosed.


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For more information, contact Doug Kidd for press inquiries at 212-
250-7225 or Howard Schneider for investor inquiries at 212-250-
7908.